Exhibit 99.1

news release

NYSE: TC
TSX: TCM
February 27, 2012	TSX-V:TRX.WT

THOMPSON CREEK REPORTS 2011

RECORD MOLYBDENUM SALES OF 40.1 MILLION POUNDS AND

REVENUE OF $669.1 MILLION

•              GAAP net income of $292.1 million, or $1.73 per diluted share

•              Non-GAAP adjusted net income of $122.9 million, or $0.73 per diluted share

•              Cash flow from operations of $202.7 million

Denver, CO — Thompson Creek Metals Company Inc. (“Company” or “Thompson Creek”), a growing, diversified North American mining company, today announced financial results for the three months and year ended December 31, 2011, prepared in accordance with United States generally accepted accounting principles (“US GAAP”). All dollar amounts are in United States (“US”) dollars unless otherwise indicated.

The Company met its 2011 production and cost guidance, despite lower production and higher costs in the second half of the year, primarily due to the planned mine pit sequencing, increased waste stripping activities, and lower-grade ore and mill recovery at its Thompson Creek mine.  Although operating results for the Thompson Creek mine were much lower in the second half of the year, total annual production from the mine was 21.4 million pounds of molybdenum with average cash costs for the year of $6.66 per pound.  Production has moved into a new phase of higher-grade ore and the Thompson Creek mine is now on track to achieve previously announced 2012 production guidance of 16 — 17 million pounds of molybdenum.

Thompson Creek made significant progress in advancing its growth projects throughout 2011.  Construction of the Endako mill expansion project was near completion by year end, a staged start-up of the mill began in early January, and commercial production was reached on February 1, 2012.  Production will continue to ramp up through the first quarter, with full production anticipated in the second quarter of 2012.  The Endako mine is expected to meet previously announced 2012 production guidance of 10 — 11 million pounds of molybdenum.  Construction and development of the Mt. Milligan copper-gold mine remained on schedule in 2011, with commissioning and start-up expected to commence in the third quarter 2013 and commercial production of copper and gold in the fourth quarter of 2013.  “Once operational, the Mt. Milligan mine is expected to produce approximately 81 million pounds of copper in concentrate and 194,000 oz of gold in concentrate per year, which we anticipate will contribute significantly to the Company’s revenue, net income and cash flow,” said Kevin Loughrey, Chairman and Chief Executive Officer.

The Company produced 28.3 million pounds of molybdenum in 2011 and sold 31.8 million pounds of molybdenum from its mines, for an average realized molybdenum sales price per pound for the year of $16.28, up from $15.67 in 2010.  While the average realized molybdenum price as reported by Metals Week declined from $15.72 per pound in 2010 to $15.49 per pound in 2011, the Company’s average realized molybdenum sales price in 2011 increased 3.9% from its 2010 average.

“We are encouraged by the recent upturn in the molybdenum price over the past several weeks and continue to expect a sustained recovery in molybdenum demand and prices in the medium-term as the world economy recovers,” added Mr. Loughrey.

Financial Highlights:

Revenue for the fourth quarter of 2011 was $116.7 million, compared to $156.8 million for the same period in 2010.  Sales volume for the fourth quarter of 2011 was 8.0 million pounds of molybdenum, compared to 9.5 million pounds for the same period in 2010.  The average realized sales price for molybdenum in the fourth quarter of 2011 was $14.08 per pound, compared to $16.05 per pound for the same period in 2010.

Revenue for 2011 was $669.1 million, compared to $594.8 million in 2010.  Sales volume for 2011 was 40.1 million pounds of molybdenum, compared to 36.9 million pounds in 2010.  The average realized sales price for molybdenum in 2011 was $16.28, compared to $15.67 in 2010.

Foreign Exchange Gains for the fourth quarter of 2011 were $8.7 million, or $0.05 per basic and diluted share, most of which were unrealized gains.  The foreign exchange gains were the result of the strengthening of the US$ against the C$. This compares to a foreign exchange loss of $0.6 million, or zero cents per basic and diluted share, for the fourth quarter of 2010.

Losses on foreign exchange for 2011 were $13.1 million, or $0.08 per basic and diluted share, most of which were unrealized losses.  This compares to foreign exchange gains of $7.4 million, or $0.05 per basic and diluted share in 2010.

Net Income for the fourth quarter of 2011 was $0.8 million, or zero cents per basic and diluted share, compared to a net loss of $45.0 million, or $0.28 per basic and diluted share for the same period in 2010.  Net income for the fourth quarter of 2011 included a non-cash unrealized gain on common stock purchase warrants of $0.8 million, or zero cents per basic and diluted share.  Net loss for the fourth quarter of 2010 included a non-cash unrealized loss on common stock purchase warrants of $79.4 million, or $0.50 per basic and $0.47 per diluted share.

Net income for 2011 was $292.1 million, or $1.75 per basic and $1.73 per diluted share, compared to net income of $113.7 million, or $0.79 per basic and $0.75 per diluted share in 2010.  Net income for 2011 included a non-cash unrealized gain on common share purchase warrants of $169.2 million, or $1.01 per basic and $1.00 per diluted share.  Net income for 2010 included a non-cash unrealized loss on common stock purchase warrants of $49.6 million, or $0.34 per basic and $0.33 per diluted share.

Non-GAAP Adjusted Net Income for the fourth quarter of 2011 (excluding the non-cash unrealized gain on the warrants) was zero, compared to non-GAAP adjusted net income for the fourth quarter of 2010 (excluding the non-cash unrealized loss on warrants) of $34.4 million, or $0.22 per basic and $0.20 per diluted share.

Non-GAAP adjusted net income for 2011(excluding the non-cash unrealized gain on the warrants) was $122.9 million, or $0.74 per basic and $0.73 per diluted share.  Non-GAAP adjusted net income for 2010 (excluding the non-cash unrealized loss on warrants) was $163.3 million, or $1.13 per basic and $1.07 per diluted share.

Molybdenum Production for the fourth quarter of 2011 was 4.3 million pounds of molybdenum, compared to 9.3 million pounds for the same period in 2010.  Molybdenum production in 2011 was 28.3 million pounds, compared to 32.6 million pounds in 2010.  The overall lower production for 2011 was primarily the result of lower production and higher costs in the second half of the year associated with the planned mine pit sequencing, increased waste stripping activities and lower-grade ore and mill recovery rate at the Thompson Creek mine.

Average Cash Cost per Pound Produced for the fourth quarter of 2011 was $12.69 per pound, compared to $5.81 per pound for the same period in 2010.  Average cash cost per pound produced in 2011 was $7.94 per pound, compared to $6.07 per pound in 2010.  The increase in the 2011 fourth quarter cash cost per pound compared to the fourth quarter of 2010 was primarily the result of higher costs and lower production at the Thompson Creek mine, as explained above.

Cash Flow from Operations for the fourth quarter of 2010 was $21.1 million, compared to $31.6 million for the same period in 2010.  Cash flow from operations in 2011 was $202.7 million, up 28.8% from $157.4 million in 2010.

Capital Costs incurred for 2011 were $803.4 million, comprised of $524.7 million for the development of Mt. Milligan, $216.2 million for the mill expansion project at the Endako mine (our share), and $62.5 million of other capital costs for the mines, the Langeloth facility and Corporate combined.  The capital costs for 2011 included changes in amounts accrued of $108.6 million and non-cash capital lease activity of $8.2 million; therefore, cash used for capital expenditures for the year was $686.6 million.

Total Cash and Cash Equivalents at December 31, 2011 were $294.5 million, compared to $316.0 million as of December 31, 2010.  Total debt, including capital lease obligations, as of December 31, 2011 was $374.9 million, compared to $22.0 million as of December 31, 2010.

Selected Consolidated Financial and Operational Information

(US$ in millions except per share and per pound amounts)

	Three Months ended December 31,		Years ended December 31,
	2011	2010	2011	2010	2009
	(Unaudited)
Financial
Revenue
Molybdenum sales	$112.9	$152.0	$651.9	$578.6	$361.9
Tolling, calcining and other	3.8	4.8	17.2	16.2	11.5
	116.7	156.8	669.1	594.8	373.4
Costs and expenses
Operating expenses	110.1	75.6	400.4	315.5	241.3
Depreciation, depletion and amortization	13.2	14.3	67.1	49.9	43.4
Total cost of sales	123.3	89.9	467.5	365.4	284.7
Selling and marketing	1.2	2.1	7.9	7.7	6.2
Accretion expense	0.5	0.3	1.9	1.5	1.4
General and administrative	6.7	5.9	28.3	23.5	25.1
Acquisition costs	—	8.6	—	12.9	—
Exploration	3.1	2.6	14.2	9.4	6.3
Total costs and expenses	134.8	109.4	519.8	420.4	323.7
Operating income (loss)	(18.1)	47.4	149.3	174.4	49.7
Other (income) and expenses	(9.1)	79.4	(154.0)	40.5	103.7
Income (loss) before income and mining taxes	(9.0)	(32.0)	303.3	133.9	(54.0)
Income and mining tax expense (benefit)	(9.8)	13.0	11.2	20.2	2.0
Net income (loss)	$0.8	$(45.0)	$292.1	$113.7	$(56.0)
Net income (loss) per share:
Basic	$—	$(0.28)	$1.75	$0.79	$(0.44)
Diluted	$—	$(0.28)	$1.73	$0.75	$(0.44)
Cash generated by operating activities	$21.1	$31.6	$202.7	$157.4	$105.9
Adjusted non-GAAP Measures (1)
Adjusted net income (loss) (1)	$—	$34.4	$122.9	$163.3	$37.4
Adjusted net income (loss) per share - basic (1)	$—	$0.22	$0.74	$1.13	$0.29
Adjusted net income (loss) per share - diluted (1)	$—	$0.20	$0.73	$1.07	$0.29
Operational Statistics
Mined molybdenum production (000’s lb) (2)	4,310	9,316	28,345	32,577	25,260
Cash cost ($/lb produced) (3)	$12.69	$5.81	$7.94	$6.07	$5.84
Molybdenum sold (000’s lb):
Thompson Creek and Endako Mine product	5,368	7,574	31,806	29,072	27,389
Purchased and processed product	2,650	1,896	8,245	7,855	4,683
	8,018	9,470	40,051	36,927	32,072

Average realized sales price ($/lb) (1)	$14.08	$16.05	$16.28	$15.67	$11.28

(1)         See “Non-GAAP Financial Measures” for the definition and reconciliation of these non-GAAP measures.

(2)         Mined production pounds reflected are molybdenum oxide and high performance molybdenum disulfide (“HPM”) from our share of production from the mines; excludes molybdenum processed from purchased product.

(3)         Weighted-average of Thompson Creek and Endako mines (75% share) cash costs (mining, milling, mine site administration, roasting, and packaging) for molybdenum oxide and HPM produced in the period, including all stripping costs. Cash cost excludes: the effect of purchase price adjustments, the effects of changes in inventory, corporate allocations, stock-based compensation, other non-cash employee benefits and depreciation, depletion, amortization and accretion. The cash cost for the Thompson Creek mine, which only produces molybdenum sulfide on site, includes an estimated molybdenum loss, an allocation of roasting and packaging costs from the Langeloth facility, and transportation costs. See “Non-GAAP Financial Measures” for additional information.

Capital Projects Update

Endako Mill Expansion

Commissioning of the new Endako mill is now complete and commercial production was achieved on February 1, 2012.  The construction of the regrind circuit for the new mill is still in process and is expected to be completed by the end of the first quarter of 2012.  In the interim, the Company is utilizing the cleaner and regrind circuit in the old mill.  Once at full production capacity, the Endako mine is expected to produce approximately 15 — 16 million pounds of molybdenum per year (100%).

Total capital expenditures for the Endako mill expansion project are estimated at approximately C$650 - C$655 million (100%), including start-up and commissioning costs.  Since inception of the project through December 31, 2011, approximately C$593 million has been incurred, of which our share is approximately C$451 million (C$417 million on a cash basis).

In December 2011, Thompson Creek entered into an agreement with Sojitz, its joint venture partner for Endako, pursuant to which the parties agreed that Sojitz will pay 12.5% of the cost of the Endako mill expansion project between C$548 million and C$650 million and that its 25% interest in the Endako mine would remain unchanged.  If the cost of the Endako mill expansion project exceeds C$650 million, Sojitz agreed it would fund 25% of such excess up to C$675 million, and its share of any amounts above C$675 million would need to be negotiated.  This agreement settled a dispute between the parties regarding the parties’ respective obligations to fund the total capital cost of the project.  Therefore, based upon the final estimated costs of C$650 — C$655 million (100% basis), including start-up and commissioning costs, our share of the expansion project capital expenditures are expected to be approximately C$500 — C$504 million.

Mt. Milligan Copper-Gold Mine

The development of the mine and the construction of the processing plant are proceeding in accordance with the planned schedule.  There are approximately 725 construction personnel currently on site and the Company expects that number to increase as construction activities accelerate.  The onsite camp can currently house more than 900 contract workers.

The engineering by the EPCM joint venture is 90% complete as of January 31, 2012.  Over 80% of the major contracts have been awarded and the operations’ senior management team is in place.  More than 25,000 cubic yards of concrete have been poured, approximately 7,100 tons of steel have been delivered to the site, of which more than 1,000 tons have been installed, and SAG mill equipment has begun to arrive in Halifax and will be stored until transported to the site.  The current status of the Mt. Milligan project is consistent with the Company’s original construction and development timeline and is on schedule for completion in the third quarter of 2013 and commercial production in the fourth quarter of 2013.

Given industry wide cost escalation challenges resulting from scarcity of inputs and resources,  the cost to complete the Mt. Milligan project may be 10 to 20% higher than our previous estimate, depending upon weather conditions, labor availability and productivity, the timing of equipment deliveries and any unforeseen delays.  The Company is currently estimating approximately C$1.4 to C$1.5 billion of total capital to construct and develop the Mt. Milligan copper-gold mine.  Approximately C$576 million has been incurred (C$450 million on a cash basis) since inception of the project through December 31, 2011, including approximately C$41 million spent prior to the acquisition of Terrane.

Updated 2012 and 2013 Guidance — unchanged unless noted

	2012 Estimate		2013 Estimate
Molybdenum Production (million lbs)
Thompson Creek Mine	16 —17		19 — 22
Endako Mine	10 — 11		11 — 12
Total Molybdenum Production	26 — 28		30 — 34

Total Sales of Molybdenum Produced	26 — 28		30 — 34

Cash Cost ($/lb produced)
Thompson Creek Mine	$7.50 — 8.50	(1)	$6.00 — 7.00
Endako Mine	$8.25 — 9.25		$8.00 — 9.00	(2)
Average Cash Cost ($/lb)	$7.75 — 9.00	(3)	$6.75 — 7.75

Capital Expenditures (millions)
Mt. Milligan	$750 — 825	(4)	$190 — 245
Endako Mill Expansion	$83 — 87	(5)	$0
Operations	$35 — 40		$15 — 20
Total Capital Expenditures	$868 — 952	(6)	$205 — 265

* Estimates assume an exchange rate of US$1 = C$1.

(1)  Changed from previous guidance of $8.50 - $9.50.

(2)  Changed from previous guidance of $8.00 - $9.25.

(3)  Changed from previous guidance of $8.40 - $9.40.

(4)  Changed from previous guidance of $615 - $665.

(5)  Changed from previous guidance of $15 - $20.

(6)  Changed from previous guidance of $665 - $725.

Non-GAAP Financial Measures

In addition to the consolidated financial statements presented in accordance with US GAAP, the Company uses the following non-GAAP financial measures of its financial performance in this press release:  adjusted net income, adjusted net income per share (basic and diluted), cash cost per pound produced, and average realized sales price per pound sold.  These are considered key measures by management in evaluating the Company’s performance.  These measures do not have standard meanings prescribed by US GAAP and may not be comparable to similar measures presented by other companies.  The Company believes these measures provide useful supplemental information to investors in order for them to evaluate the Company’s financial performance using the same measures as management.  The Company believes that the use of these measures affords investors greater transparency in assessing the Company’s financial performance.  Non-GAAP financial measures should not be considered in isolation from, as a substitute for, or superior to, measures of financial performance prepared in accordance with US GAAP.  The presentation of these measures may be different from non-GAAP financial measures used by other companies.  In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the results of operations as determined in accordance with US GAAP.

Adjusted Net Income (Loss), Adjusted Net Income (Loss)Per Share — Basic and Diluted

Adjusted net income (loss) represents the net income (loss) prepared in accordance with US GAAP, adjusted for significant non-cash items.  For the three months and years ended December 31, 2011 and 2010, the significant non-cash items were the non-cash gains and losses on the fair value adjustment related to the Company’s outstanding common stock purchase warrants.

On October 24, 2011, certain of the Thompson Creek warrants expired unexercised as the stock price was below the C$9.00 exercise price for such warrants. As a result, after October 24, 2011, the Company will not recognize any non-cash unrealized gains and losses on these warrants.  The 2012 Terrane Warrants remain outstanding and, accordingly, the Company will continue to record unrealized gains and losses on those warrants until they are exercised or expire.  Other than the consideration pursuant to the arrangement related to the 2012 Terrane Warrants, a cash payment will not be required at the settlement of the warrants; therefore, the Company does not consider gains or losses on the warrants in the evaluation of our financial performance.

Adjusted net income (loss) per share (basic and diluted) is calculated using adjusted earnings, as defined above, divided by the weighted average basic and weighted average diluted shares outstanding during the period, as determined in accordance with US GAAP.

The following tables reconcile net income (loss) presented in accordance with US GAAP to the non-GAAP financial measures of adjusted net income (loss) and adjusted net income (loss) per share (basic and diluted), for the three months and years ended December 31, 2011 and 2010:

For the three months ended December 31, 2011 (unaudited—US$ in millions except shares and per share amounts)

	Net	Weighted Average Basic Shares		Weighted Average Diluted Shares
	Income (Loss)	Shares (000’s)	$/Share	Shares (000’s)	$/Share
Net income (loss)	$0.8	167,904	$—	168,360	$—
Add (Deduct):
Unrealized (gain) loss on common stock purchase warrants	(0.8)	167,904	—	168,360	—
Non-GAAP adjusted net income (loss)	$—	167,904	$—	168,360	$—

For the three months ended December 31, 2010 (unaudited—US$ in millions except shares and per share amounts)

	Net	Weighted Average Basic Shares		Weighted Average Diluted Shares
	Income (Loss)	Shares (000’s)	$/Share	Shares (000’s)	$/Share
Net income (loss)	$(45.0)	159,533	$(0.28)	159,533	$(0.28)
Add (Deduct):
Unrealized (gain) loss on common stock purchase warrants	79.4	159,533	0.50	168,515	0.47
Non-GAAP adjusted net income (loss)	$34.4	159,533	$0.22	168,515	$0.20

For the year ended December 31, 2011 (unaudited—US$ in millions except shares and per share amounts)

	Net	Weighted Average Basic Shares		Weighted Average Diluted Shares
	Income (Loss)	Shares (000’s)	$/Share	Shares (000’s)	$/Share
Net income (loss)	$292.1	167,156	$1.75	168,520	$1.73
Add (Deduct):
Unrealized (gain) loss on common stock purchase warrants	(169.2)	167,156	(1.01)	168,520	(1.00)
Non-GAAP adjusted net income (loss)	$122.9	167,156	$0.74	168,520	$0.73

For the year ended December 31, 2010 (unaudited—US$ in millions except shares and per share amounts)

	Net	Weighted Average Basic Shares		Weighted Average Diluted Shares
	Income (Loss)	Shares (000’s)	$/Share	Shares (000’s)	$/Share
Net income (loss)	$113.7	144,729	$0.79	152,462	$0.75
Add (Deduct):
Unrealized (gain) loss on common stock purchase warrants	49.6	144,729	0.34	152,462	0.33
Non-GAAP adjusted net income (loss)	$163.3	144,729	$1.13	152,462	$1.07

Cash Cost per Pound Produced and Average Realized Sales Price per Pound Sold

Cash cost per pound produced represents the mining (including all stripping costs), milling, mine site administration, roasting and packaging costs for molybdenum oxide and HPM produced by each mine in the period.  Stripping costs represent the costs associated with the activity of removing overburden and other mine waste materials in the production phase of a mining operation.  Stripping costs that provide access to mineral reserves that will be produced in future periods are expensed under US GAAP as incurred.  Cash cost per pound produced excludes the effects of purchase price adjustments, the effects of changes in inventory, corporate allocations, stock-based compensation, other non-cash employee benefits and depreciation, depletion, amortization and accretion.  Cash cost for the Thompson Creek mine, which only produces molybdenum sulfide and HPM on site, includes an estimated molybdenum loss (sulfide to oxide), an allocation of roasting and packaging costs from the Langeloth Facility, and transportation costs from the Thompson Creek mine to the Langeloth facility. The weighted average cash cost per pound produced represents the cumulative total of the cash costs for the Thompson Creek mine and the Endako mine divided by the cumulative total production from the Thompson Creek mine and the Endako mine.

The average realized sales price per pound sold represents molybdenum sales revenue divided by the pounds sold.

The following tables provide reconciliations of cash costs and cash costs per pound produced, by mine, and operating expenses included in our consolidated statements of income in the determination of net income (loss):

Three Months ended December 31 (US$ in millions except per pound amounts—Unaudited)

	Three months ended December 31, 2011			Three months ended December 31, 2010
	Operating Expenses (millions)	Pounds Produced(1) (000’s lbs)	$/lb	Operating Expenses (millions)	Pounds Produced(1) (000’s lbs)	$/lb
Thompson Creek Mine
Cash costs—Non-GAAP(2)	$33.0	2,527	$13.05	$36.0	7,630	$4.72
Add/(Deduct):
Stock-based compensation	0.2			0.2
Inventory and other adjustments	17.2			(6.9)
GAAP operating expenses	$50.4			$29.3
Endako Mine
Cash costs—Non-GAAP(2)	$21.7	1,783	$12.19	$18.0	1,686	$10.65
Add/(Deduct):
Stock-based compensation	0.3			0.2
Inventory and other adjustments	(2.8)			(4.0)
GAAP operating expenses	$19.2			$14.2
Other operations GAAP operating expenses(3)	$40.5			$32.1
GAAP consolidated operating expenses	$110.1			$75.6
Weighted-average cash cost—Non-GAAP	$54.7	4,310	$12.69	$54.1	9,316	$5.81

Years Ended December 31 (US$ in millions except per pound amounts—Unaudited)

	Year Ended December 31, 2011			Year Ended December 31, 2010
	Operating Expenses (millions)	Pounds Produced(1) (000’s lbs)	$/lb	Operating Expenses (millions)	Pounds Produced(1) (000’s lbs)	$/lb
Thompson Creek Mine
Cash costs—Non-GAAP(2)	$142.3	21,368	$6.66	$130.4	25,071	$5.20
Add/(Deduct):
Stock-based compensation	0.9			1.5
Inventory and other adjustments	36.1			(7.6)
GAAP operating expenses	$179.3			$124.3
Endako Mine
Cash costs—Non-GAAP(2)	$82.7	6,977	$11.86	$66.7	7,506	$8.89
Add/(Deduct):
Stock-based compensation	0.9			1.1
Inventory and other adjustments	(3.2)			(7.9)
GAAP operating expenses	$80.4			$59.9
Other operations GAAP operating expenses(3)	$140.7			$131.3
GAAP consolidated operating expenses	$400.4			$315.5
Weighted-average cash cost—Non-GAAP	$225.0	28,345	$7.94	$197.7	32,577	$6.07

(1)  Mined production pounds are molybdenum oxide and HPM from the Company’s share of the production from the mines; excludes molybdenum processed from purchased product.

(2)  Cash costs represent the mining (including all stripping costs), milling, mine site administration, roasting and packaging costs for molybdenum oxide and HPM produced in the period.  Cash cost excludes: the effect of purchase price adjustments, the effects of changes in inventory, corporate allocations, stock-based compensation, other non-cash employee benefits and depreciation, depletion, amortization and accretion.  The cash cost for the Thompson Creek mine, which only produces molybdenum sulfide and HPM on site, includes an estimated molybdenum loss (sulfide to oxide), an allocation of roasting and packaging costs from the Langeloth facility, and transportation costs from the Thompson Creek mine to the Langeloth facility.

(3)  Other operations represent activities related to the roasting, processing, and upgrading of third-party concentrate and other metals at the Langeloth facility and exclude product volumes and costs related to the roasting and processing of Thompson Creek mine and Endako mine concentrate. The Langeloth facility costs associated with roasting and processing of Thompson Creek mine and Endako mine concentrate are included in their respective operating results above.

Additional information on the Company’s financial position is available in Thompson Creek’s Annual Report on Form 10-K for the period ended December 31, 2011, which was filed today on EDGAR (www.sec.gov) and SEDAR (www.sedar.com) and posted on the Company’s website (www.thompsoncreekmetals.com).

Conference Call and Webcast

Thompson Creek will hold a conference call for analysts and investors to discuss its 2011 financial results on Tuesday, February 28, 2012 at 8:30 am Eastern Time.  Kevin Loughrey, Chairman and Chief Executive Officer, and Pamela Saxton, Chief Financial Officer, will be available to answer questions during the call.

To participate in the call, please dial 1 (647) 427-7450 or 1 (888) 231-8191 about five minutes prior to the start of the call.  A live audio webcast of the conference call will be available at www.newswire.ca/en/event and www.thompsoncreekmetals.com.

An archived recording of the conference call will be available at 1 (416) 849-0833 or 1 (855) 859-2056 (access code 5109766 followed by the number sign) from 11:30 a.m. Eastern Time on February 28 to 11:59 p.m. Eastern Time on March 6.  An archived recording of the webcast will also be available at Thompson Creek’s website.

About Thompson Creek Metals Company Inc.

Thompson Creek Metals Company Inc. is a growing, diversified North American mining company.  The Company produces molybdenum at its 100%-owned Thompson Creek Mine in Idaho and Langeloth Metallurgical Facility in Pennsylvania and its 75%-owned Endako Mine in northern British Columbia.  The Company is also in the process of constructing the Mt. Milligan copper-gold mine in central British Columbia, which is expected to commence production in 2013.  The Company’s development projects include the Berg copper-molybdenum-silver property and the Davidson molybdenum property, both located in central British Columbia.  Thompson Creek has approximately 1,000 employees.  Its principal executive office is in Denver, Colorado and its Canadian administrative office is in Vancouver, British Columbia.  More information is available at www.thompsoncreekmetals.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this news release (including information incorporated by reference) are ‘‘forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and applicable Canadian securities legislation.  These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions.  Our forward looking statements include, without limitation: estimates of future capital expenditures and other cash needs for operations, including with respect to the Endako mill expansion and the development of Mt. Milligan, and expectations as to the funding thereof; statements as to the projected development of Mt. Milligan and other projects, including expected production commencement dates; statements regarding future earnings, and the sensitivity of earnings to molybdenum prices; estimates of future production costs and other expenses for specific operations and on a consolidated basis; estimates of future mineral production and sales for specific operations and on a consolidated basis; estimates of mineral reserves and resources, including estimated mine life and annual production; estimates as to commodity prices; and statements with respect to the future financial or operating performance of Thompson Creek or its subsidiaries and its projects.

Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis.  However, our forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from future results expressed, projected or implied by those forward-looking statements.  Important factors that could cause actual results and events to differ from those described in such forward-looking statements can be found in the section entitled ‘‘Risk Factors’’ in Thompson Creek’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed on EDGAR at www.sec.gov and on SEDAR at www.sedar.com.  Although we have attempted to identify those factors that could cause actual results or events to differ from those described in such forward-looking statements, there may be other factors that cause results or events to differ from those anticipated, estimated or intended.  Many of these factors are beyond TCM’s ability to control or predict.  Given these uncertainties, the reader is cautioned not to place undue reliance on our forward-looking statements.  We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, please contact:

Pamela Solly	Christine Stewart
Director, Investor Relations	Renmark Financial Communications Inc.
Thompson Creek Metals Company Inc.	Tel: (416) 644-2020
Tel: (303) 762-3526	cstewart@renmarkfinancial.com
psolly@tcrk.com

THOMPSON CREEK METALS COMPANY INC.

CONSOLIDATED BALANCE SHEETS

(US dollars in millions)

	December 31,
	2011	2010
ASSETS
Current assets
Cash and cash equivalents	$294.5	$316.0
Accounts receivable	71.8	63.3
Accounts receivable—related parties	6.8	10.0
Product inventory	77.9	75.5
Material and supplies inventory	35.9	31.5
Prepaid expense and other current assets	5.6	7.6
Income and mining taxes receivable	9.1	12.9
	501.6	516.8
Property, plant, equipment and development, net	2,359.4	1,696.1
Restricted cash	39.0	23.5
Reclamation deposits	24.6	24.7
Goodwill	47.0	47.0
Other assets	22.6	9.6
	$2,994.2	$2,317.7
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$186.2	$64.8
Income, mining, and other taxes payable	2.2	3.7
Current portion of long-term debt	5.7	5.4
Current portion of long-term capital lease obligation	1.0	—
Deferred income tax liabilities	14.0	7.7
Other current liabilities	9.0	0.2
	218.1	81.8
Gold Stream deferred revenue	364.6	226.5
Long-term debt	361.0	16.6
Capital lease obligation	7.2	—
Other liabilities	15.9	22.4
Asset retirement obligations	32.8	29.2
Common stock warrant derivatives	3.0	174.7
Deferred income tax liabilities	262.1	336.6
	1,264.7	887.8
Commitments and contingencies
Shareholders’ equity
Common stock, no-par, 167,963,639 and 165,189,873 shares issued and outstanding, as of December 31, 2011 and December 31, 2010, respectively	1,014.3	980.9
Additional paid-in capital	52.6	49.2
Retained earnings	638.6	346.5
Accumulated other comprehensive income	24.0	53.3
	1,729.5	1,429.9
	$2,994.2	$2,317.7

THOMPSON CREEK METALS COMPANY INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(US dollars in millions, except per share data)

	Years Ended December 31,
	2011	2010	2009
REVENUES
Molybdenum sales	$651.9	$578.6	$361.9
Tolling, calcining and other	17.2	16.2	11.5
Total revenues	669.1	594.8	373.4
COSTS AND EXPENSES
Cost of sales
Operating expenses	400.4	315.5	241.3
Depreciation, depletion and amortization	67.1	49.9	43.4
Total cost of sales	467.5	365.4	284.7
Selling and marketing	7.9	7.7	6.2
Accretion expense	1.9	1.5	1.4
General and administrative	28.3	23.5	25.1
Acquisition costs	—	12.9	—
Exploration	14.2	9.4	6.3
Total costs and expenses	519.8	420.4	323.7
OPERATING INCOME	149.3	174.4	49.7
OTHER (INCOME) AND EXPENSE
Change in fair value of common stock warrants	(169.2)	49.6	93.4
Loss (gain) on foreign exchange	13.1	(7.4)	10.9

Interest and finance fees	5.2	0.9	1.2
Interest income	(2.1)	(1.5)	(1.5)
Other	(1.0)	(1.1)	(0.3)
Total other (income) and expense	(154.0)	40.5	103.7
Income (loss) before income and mining taxes	303.3	133.9	(54.0)
Income and mining tax expense (benefit)
Current	30.9	8.6	17.2
Deferred	(19.7)	11.6	(15.2)
	11.2	20.2	2.0
NET INCOME (LOSS)	$292.1	$113.7	$(56.0)
NET INCOME (LOSS) PER SHARE
Basic	$1.75	$0.79	$(0.44)
Diluted	$1.73	$0.75	$(0.44)
Weighted average number of common shares
Basic	167.2	144.7	127.5
Diluted	168.6	152.5	127.5

THOMPSON CREEK METALS COMPANY INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(US dollars in millions)

	Years Ended December 31,
	2011	2010	2009
OPERATING ACTIVITIES
Net income (loss)	$292.1	$113.7	$(56.0)
Items not affecting cash:
Change in fair value of common stock warrants	(169.2)	49.6	93.4
Depreciation, depletion and amortization	67.1	49.9	43.4
Accretion expense	1.9	1.5	1.4
Amortization of finance fees	2.1	0.2	—
Stock-based compensation	7.8	7.4	9.2
Materials and supplies inventory write-downs	2.0	—	—
Product inventory write-downs	24.9	—	0.3
Deferred income tax expense (benefit)	(19.7)	11.6	(15.2)
Unrealized loss (gain) on derivative instruments	(1.6)	0.7	3.5
Unrealized foreign exchange loss	11.8	—	—
Change in working capital account	(16.5)	(77.2)	25.9
Cash generated by operating activities	202.7	157.4	105.9
INVESTING ACTIVITIES
Short-term investments	—	355.2	(341.3)
Capital expenditures	(686.6)	(213.7)	(66.1)
Restricted cash	(16.0)	(6.6)	(2.6)
Reclamation (deposit) refund	(0.1)	5.9	(2.6)
Capitalized interest payment	(13.7)	—	—
Acquisition of Terrane, net of cash acquired of $27.1 million	—	(383.4)	—
Cash (used) by investing activities	(716.4)	(242.6)	(412.6)
FINANCING ACTIVITIES
Proceeds from issuance of common shares, net	26.4	7.6	206.0
Proceeds from senior unsecured note issuance, net	339.9	—	—
Debt issuance costs	(3.1)	(7.2)	—
Repayment of debt	(5.4)	(3.7)	(5.3)
Proceeds from issuance of debt	—	12.8	—
Proceeds from the Gold Stream Arrangement	138.1	226.5	—
Cash generated by financing activities	495.9	236.0	200.7
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(3.7)	6.7	6.5
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(21.5)	157.5	(99.5)
Cash and cash equivalents, beginning of period	316.0	158.5	258.0
Cash and cash equivalents, end of period	$294.5	$316.0	158.5
Supplementary cash flow information